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                                                                    EXHIBIT 8(A)

December 1, 1994

The NWNL Companies, Inc.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

    We have acted as counsel to The NWNL Companies, Inc., a Delaware corporation ("NWNL"), in connection with the Agreement and Plan of Merger, dated as of September 11, 1994 (the "Merger Agreement"), by and between NWNL and USLICO Corporation, a Virginia corporation ("USLICO"), providing for the merger of USLICO with and into NWNL. This letter expresses our opinion regarding the treatment of the merger of USLICO with and into NWNL (the "Merger") as a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined herein, capitalized terms have the same meanings as defined in the Merger Agreement.

    In connection with this opinion, we have reviewed the Merger Agreement and such other documents and records, including (i) the Registration Statement of NWNL on Form S-4 (the "Registration Statement") relating to shares of NWNL Common Stock to be issued in the Merger, and (ii) certain representations and warranties (the "Representations") of the managements of NWNL and USLICO as to certain facts and circumstances, as referred to in the Registration Statement and as contemplated by the Merger Agreement, and have reviewed such matters of law as we have deemed necessary for this opinion.

    Based on the foregoing, including the Representations, we advise you that, if the Merger is consummated in accordance with the terms of the Merger Agreement, in our opinion, for United States federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

    Our opinion is limited to the matter expressly addressed above. No opinion is expressed, and none should be inferred, as to any other matter. Our opinion is based upon existing law and currently applicable Treasury regulations promulgated under the Code, published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures currently in effect, and judicial decisions, all of which are subject to change either prospectively or retroactively. To the extent there are changes in such legal authorities, our opinion is not applicable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm wherever appearing therein.

                                          Very truly yours,

                                          FAEGRE & BENSON
                                          Professional Limited Liability
                                          Partnership